Exhibit 99.1

FOR IMMEDIATE RELEASE

PAINCARE HOLDINGS RENEGOTIATES FINANCING TERMS WITH INSTITUTIONAL INVESTORS

Funds Invest Additional $3 Million in Company

Orlando, FL – (PR NEWSWIRE) – August 3, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today announced that it has successfully renegotiated the terms of its prior private placement transactions completed in association with Midsummer Investment, Ltd. and Islandia, L.P. (collectively, “the Investors”), which provide for a three-year extension from the date hereof on all existing debentures and for an additional $3 million investment in PainCare by the Investors. PainCare shall have the right to prepay after the end of the second year or amortize the debentures during the third year.

Commenting on the transaction, Randy Lubinsky, Chief Executive Officer of PainCare, stated, “We are very pleased with the successful outcome of our negotiations with Midsummer and Islandia, and greatly value their renewed commitment to our Company and their demonstrated vote of confidence in our future growth potential.”

Specifically, for all existing debentures held by the Investors, including the convertible debentures due in December 2006 and the convertible debentures due in July 2007 (together, the “Old Debentures”), the Investors have agreed to extend the maturity date by three years, beginning August 1, 2006 and ending July 31, 2009. Any unconverted debentures, plus accrued interest, outstanding on the maturity date will be redeemed in cash equal to the face amount of the debentures plus all accrued interest.

PainCare also announced that it has completed a Convertible Debenture financing with the Investors providing for the issuance of Convertible Debentures in the aggregate amount of $3 million. The Convertible Debentures have a term of three years and are convertible into common shares of PainCare at the rate of one common share for each $1.90 of debt converted. The Convertible Debentures bear interest at the rate of 8.5% per year. In addition, PainCare has the right to call for redemption of the Debentures at any time after two years. For providing the extension and the $3 million additional investment, the investors will receive 500,000 restricted common shares.

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its majority-owned subsidiary, Amphora, the Company is also engaged in providing advanced Intraoperative Monitoring (IOM) and interpretation services to hospitals and surgeons; and through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform

Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT: Media Relations

Suzanne Beranek at 407.475.0763 or via email at suzanne@beranekcommunications.com

Investor Relations

Dodi Handy, Elite Financial Communications Group, LLC at 407.585.1080 or via email at prz@efcg.net